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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
SEMX Corporation


We hereby consent to the incorporation by reference in the Registration Statements (No. 33-84752, No. 33-95762 and No. 333-7797) on Form S-8 of our
report dated February 3, 2001, on the consolidated balance sheet of SEMX Corporation and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of SEMX Corporation.


GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 22, 2001